Exhibit 10.6

CEO EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made between CompuMed, Inc., a California corporation (the “Company”), and John G.  (“Jerry”) McLaughlin (“McLaughlin”).  This Agreement is effective as of the date on which it has been signed by both parties.  Certain background facts are as follows:

1.             The Company is a medical informatics company which presently provides computer interpretation of medical diagnostic tests, including electrocardiograms (ECGs) and the OsteoGram bone mineral density test.

2.             The Company wishes to employ McLaughlin as its Chief Executive Officer, and McLaughlin wishes to be so employed.

ACCORDINGLY, on the basis of the representations, warranties, and covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1
EMPLOYMENT AND TERM

1.1           Employment.  The Company hereby employs McLaughlin as its Chief Executive Officer, and McLaughlin hereby accepts such employment, on the terms and conditions set forth below.

1.2           Term.  Unless the parties renew this Agreement under Section 1.4 or terminate this Agreement under Article 4, the term of employment shall commence on May 20, 2002 and shall expire on September 30, 2004 (the “Term”).

1.3           Required Introductory Period.  McLaughlin shall serve a four (4) month plus introductory period immediately following the date of commencement of employment; provided, however, that the parties may, by mutual agreement, extend this introductory period for an additional two (2) months.  During this introductory period, either the Company or McLaughlin may terminate this Agreement for any reason, and the Company shall pay to McLaughlin only any base salary due under Article 3 of this Agreement, prorated through the date of termination.  McLaughlin shall have no right to receive any further compensation or benefits otherwise payable under any other provision of this Agreement.

1.4           Renewal.  The parties may renew McLaughlin’s employment under this Agreement (on the terms set forth in this Agreement or on different terms, as mutually agreed) only through a writing, signed by both McLaughlin and the Company, that states the terms of the renewed employment and that states an expiration date for the renewed term.  Either party may decide, with or without Cause or reason, whether to agree to a renewed term, and there is no expectation on the part of either McLaughlin or the Company as to whether the employment will or will not be renewed.

ARTICLE 2
EMPLOYMENT DUTIES

2.1           Duties.  McLaughlin agrees to undertake and perform all duties as Chief Executive Officer.  McLaughlin shall render such services and shall perform such duties and acts in connection with any aspect of the Company’s business as the Company’s Board of Directors (the “Board of Directors” or the “Board”), as constituted from time to time, reasonably may require.  McLaughlin shall perform the services contemplated herein faithfully, diligently, to the best of his ability, and in the best interests of the Company.  McLaughlin shall devote his full and exclusive business time and efforts to the rendition of such services.  McLaughlin shall at all times perform such services in compliance with (and, to the extent of his authority, shall ensure that the Company is in compliance with) any and all laws, rules, regulations, and policies applicable to the Company of which he is aware.  McLaughlin shall, at all times during the Term, adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, that, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2           Exclusive Services.  During his employment by the Company, McLaughlin shall not, without the express prior written consent of the Board of Directors, engage directly or indirectly in any outside employment, consulting of any kind whether or not McLaughlin receives remuneration for such services, or other activity that relates to any line of business in which the Company is at that time engaged or plans to engage in, or that would otherwise conflict with McLaughlin’s employment obligations, contractual duties, or fiduciary obligations to the Company; provided, however, that nothing in this Agreement shall prevent McLaughlin from owning, in the aggregate, five percent or less of the outstanding equity interests in any company whose products compete with the Company’s and whose equity interests are registered pursuant to §12(b) or §12(g) of the Securities Exchange Act of 1934.

2.3           Other Obligations.  McLaughlin acknowledges that the Company from time to time may have agreements with other persons that impose obligations or restrictions on the Company regarding inventions or creative works made during the course of the Company’s work under such agreements, or that relate to the confidential nature of such work.  McLaughlin agrees to be bound by all such obligations and restrictions of which he is informed by the Company and to take all action necessary to discharge the obligations of the Company thereunder.

2.4           Planning.  McLaughlin shall develop a business plan and budget for the Company, to be approved by the Board of Directors, starting with fiscal year 2003 which begins on October 1, 2002. This plan shall include monthly projections for the first fiscal year and quarterly for the next two fiscal years. The plan shall be tracked with monthly reports of actuals vs. plan. The plan shall be revised quarterly retaining a 12-month forward looking window and preserving the original as well as revised projections for the active fiscal year.

2.5           Reporting.  McLaughlin shall prepare and deliver to the Board monthly status reports and financial performance reports. McLaughlin shall participate with the Board in all Board meetings (expected approximately quarterly) and with the Executive Committee meetings (expected approximately monthly).

ARTICLE 3

COMPENSATION

As the total consideration for the services that McLaughlin renders under this Agreement, McLaughlin shall be entitled to the following:

3.1           Base Salary.

3.1.1        Beginning on May 20, 2002, McLaughlin shall be paid a base salary of $150,000 per year, less income tax and other applicable withholdings, payable in bi-weekly equal installments, in accordance with the Company’s regular payroll practices.

3.2           Incentive Bonuses.  Subject to the mutual agreement of McLaughlin and the Board of Directors, McLaughlin shall receive an annual performance bonus of a target value of $150,000.  The structure for this performance bonus will be based upon, among other things, stock performance, revenue growth, earnings per share and funds raised for the Company’s operations and will be agreed upon by McLaughlin and the Board of Directors by September 30, 2002, and will be attached as an appendix to this Agreement.

3.3           Company Benefits.  McLaughlin shall be entitled to participate in the Company’s executive benefit plans, vacation, sick leave, medical, dental, vision, long-term disability, and short-term disability benefits, life insurance or other insurance programs, if any, on the same basis as any of those benefits or insurance programs is available generally to other senior executives under the Company’s personnel policies.

ARTICLE 4

TERMINATION

4.1           Termination.  Either party shall have the right to terminate this Agreement with or without Cause before the expiration of its term.  If the expiration of the Term is reached, no severance or other additional compensation of any kind will be paid.  Whatever the circumstances of the termination may be, McLaughlin shall continue to be bound after termination by Articles 5, 6 and 8 of this Agreement.

4.2           Termination During Introductory Period.  Any termination of McLaughlin’s employment during the Introductory Period (described in Section 1.3) shall be governed in accordance with Section 1.3.

4.3           Termination for Cause.  If the Company terminates McLaughlin’s employment for Cause, the Company shall pay to McLaughlin any compensation due under Article 3 of this Agreement, prorated through the date of termination.  McLaughlin will not be eligible to receive any further compensation for any period after termination for cause.  For the purposes of this Agreement, termination for “Cause” shall mean termination based on the Company’s good faith belief in the existence of:

4.3.1   McLaughlin’s failure or refusal (whether intentional, reckless, or negligent) to perform his duties under the Agreement, provided, however, that no termination shall occur on that basis unless the Company first provides McLaughlin with written notice to cure.  The notice to cure shall specify the acts or omissions that allegedly constitute McLaughlin’s failure or refusal to perform his duties, and McLaughlin shall have a reasonable opportunity (not to exceed 20 days after the date of notice to cure) to correct his failure or refusal to perform his duties.  If McLaughlin does not correct his failure or refusal to perform his duties within that period, termination shall be effective as of the date of written notice to cure;

4.3.2        McLaughlin’s breach of his fiduciary duties to the Company;

4.3.3        McLaughlin’s commission of an act which, if prosecuted, would constitute a felony, or his commission or conviction of any crime or act of dishonesty, moral turpitude, or fraud;

4.3.4        McLaughlin’s death or his disability, in accordance with applicable state and federal law;

4.3.5        McLaughlin’s absence from his job for reasons other than illness (personal or immediate family)or incapacity for a period in excess of any applicable vacation and other personal time (as determined by the Company’s lawful policies and this Agreement) without the consent of the Company;

4.3.6        McLaughlin’s over use of alcohol or possession/abuse of illegal drugs on Company premises, on work time, or at a work-related function; or

4.3.7        conduct by McLaughlin that could harm the Company’s reputation or goodwill or that otherwise could undermine the best interests of the Company or of its officers, directors, Board, or related individuals or entities.

4.4           Termination without Cause by the Company or Termination for Good Reason by McLaughlin.  If the Company terminates McLaughlin’s employment without Cause or if McLaughlin terminates his employment for Good Reason:

4.4.1        If McLaughlin agrees to and signs a waiver and release of all claims (the form of such waiver and release to be provided by the Company), the Company shall pay to McLaughlin all compensation due under Article 3 for the remainder of the Term, reduced by any amounts that McLaughlin earns from any other job he may obtain during the remainder of the Term.

4.4.2        McLaughlin must make his best efforts to mitigate his damages by diligently seeking and by accepting other comparable employment during the remainder of the Term.  If McLaughlin accepts employment after his termination date, he must notify the Company immediately, and the Company shall be entitled to stop or reduce severance payments.

4.4.3        For purposes of this Agreement, termination for “Good Reason” is defined as the Company’s material breach of this Agreement which is not cured within two weeks after written notice of such breach by McLaughlin to the Company

4.5           Termination By McLaughlin Without Good Reason.   If McLaughlin terminates his employment without Good Reason, the Company shall pay to McLaughlin any compensation due under Article 3 of this Agreement, prorated through the date of termination.  McLaughlin will not be eligible to receive any further compensation.

4.6           Termination Date.  Any termination under this Article shall be effected by written notice.  The effective date of the termination (the “Termination Date”) shall be as follows:

4.6.1        In the event of a termination with or without Cause or with or without Good Reason, the Termination Date shall be the date of receipt of notice of such termination.

4.6.2        In the event of termination through expiration of the Term, the Termination Date shall be the date of expiration.

ARTICLE 5

CONFIDENTIALITY AND NON-SOLICITATION

5.1           Nondisclosure.  McLaughlin acknowledges that in the course of employment with the Company, he will have access to Confidential Information.  “Confidential Information” includes, but is not limited to, information about either Company’s clients, the terms and conditions under which Company or its affiliates deals with clients, pricing information for the purchase or sale of assets, customer lists, research materials, manuals, computer programs, formulas for analyzing asset portfolios, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of Company, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated by Company or its affiliates as confidential or that McLaughlin knows or should know is confidential, information provided by third parties that Company or its affiliates are obligated to keep confidential, and all other proprietary information of Company or its affiliates.  McLaughlin acknowledges that all Confidential Information is and shall continue to be the exclusive property of Company or its affiliates, whether or not prepared in whole or in part by McLaughlin and whether or not disclosed to or entrusted to McLaughlin in connection with employment by the Company.   McLaughlin agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Company both during and after his employment by the Company.  McLaughlin agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform work done by McLaughlin for the Company.  McLaughlin agrees to exercise the highest degree of care in safeguarding Confidential Information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Company to ensure maintenance of the confidentiality of the Confidential Information.

5.2           Exclusions.  Section 5.1 shall not apply to the following information:  (a) information now and hereafter voluntarily disseminated by the Company to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to McLaughlin as documented by written records which predate McLaughlin’s employment with the Company; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; and (d) information independently developed by McLaughlin after termination of his employment.

5.3           Subpoenas; Cooperation in Defense of the Company.  If McLaughlin, during employment or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information or if McLaughlin is otherwise required by law or regulation to disclose confidential information, McLaughlin will immediately, before making any such production or disclosure, notify the Company and provide it with such information as may be necessary for the Company to take such action as the Company deems necessary to protect its interests.  McLaughlin agrees to cooperate reasonably with the Company, whether during employment or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which McLaughlin has knowledge of relevant facts or issues.

5.4           Confidential Proprietary and Trade Secret Information of Others.  McLaughlin represents that he has disclosed to the Company any agreement to which he is or has been a party regarding the confidential information of others and he understands that his employment by the Company will not require him to breach any such agreement.  McLaughlin will not disclose such confidential information to the Company nor induce the Company to use any trade secret or proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

5.5           No Unfair Competition.  McLaughlin hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information obtained by him by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition.  McLaughlin shall not engage in any unfair competition with the Company or its affiliates either during the Term or at any time thereafter.

5.6           Non-Solicitation of Employees.  McLaughlin shall not during the period commencing on the date of this Agreement and continuing for a period of two years after the termination of McLaughlin’s employment with the Company, use Confidential Information to directly or indirectly, whether alone or with any other person as a principal, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise, solicit or induce, or in any manner assist in the solicitation or inducement of, any person employed by the Company in any capacity (including, without limitation, as an officer, director, employee, consultant, or independent contractor) to leave such employment, whether or not such employment is pursuant to a contract with the Company, and whether or not such employment is at will.  The hiring of any such person within one year following the termination of such person’s relationship with the Company shall be rebuttably presumed to be the result of solicitation or inducement in violation of this covenant.

5.7           Non-Solicitation of Customers.  McLaughlin shall not during the period commencing on the date of this Agreement and continuing for a period of two years after the termination of McLaughlin’s employment with the Company, use Confidential Information to directly or indirectly, whether alone or with any other person as a principal, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise: (a) solicit for business any customers of the Company, (b) encourage any such customers to stop using the facilities or services of the Company, or (c) encourage any such customers to use the facilities or services of any competitor of the Company.

ARTICLE 6

COMPANY’S OWNERSHIP IN EMPLOYEE’S WORK

6.1           Company’s Ownership.  McLaughlin agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during his employment with the Company, either alone or jointly with others, if on the Company’s time, using the Company’s equipment, supplies, facilities, or trade secret information or relating to the Company shall be owned exclusively by the Company, and McLaughlin hereby assigns to the Company all his rights, title, and interest in all such intellectual property.  McLaughlin agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request.  This provision is intended to apply only to the extent permitted by applicable law.

6.2           Statutory Limitation on Assignment.  McLaughlin understands that the Company is hereby advising him that any provision in this Agreement requiring him to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code.  That Section provides as follows:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

By signing this Agreement, McLaughlin acknowledges that this paragraph shall constitute written notice of the provisions of Section 2870.

6.3           Ownership of Copyrights.  McLaughlin agrees that all original works of authorship not otherwise within the scope of Section 6.1 that are conceived or developed during his employment with the Company, either alone or jointly with others, if on the Company’s time, using Company’s facilities, or relating to the Company shall be owned exclusively by the Company, and McLaughlin hereby assigns to the Company all his rights, title, and interest in all such original works of authorship.  McLaughlin agrees that the Company shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for establishing in Company’s name the copyright to any such original works of authorship.  McLaughlin shall claim no interest in any inventions, copyrighted material, patents, or patent applications unless he demonstrates that any such invention, copyrighted material, patent, or patent application was developed before he began any employment with the Company.  This provision is intended to apply only to the extent permitted by applicable law.

6.4           Ownership of Records.  Any written record that McLaughlin may maintain of inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how, whether or not patentable and whether or not reduced to practice, and any such records relating to original works of authorship made by him, alone or jointly with others, in the course of his employment with the Company shall remain the property of the Company.  McLaughlin shall furnish the Company any and all such records immediately upon request.

6.5           Ventures.  If McLaughlin, during employment with the Company, is engaged in or associated with the planning or implementation of any project, program, or venture involving the Company and any third parties, all rights in the project, program, or venture shall belong to the Company, and McLaughlin shall not be entitled to any interest therein or to any commission, finder’s fee, or other compensation in connection therewith other than the salary to be paid to him as provided in this Agreement.

6.6           Return of Company’s Property and Materials.  At the end of the Term, or at any time upon the Company’s request, McLaughlin shall promptly deliver to the Company (a) all Confidential Information, including studies, test results, technical data, Company forms, financial data and reports and other documents or data (including data in computer-readable form) supplied to or created by him in connection with his employment with the Company, including all copies of the foregoing, in his possession or control, (b) all software, computers, modems, diskettes, instruments, tools, devices, equipment audio or video tapes, drawings, papers, notes and other materials, and any copies thereof (including those contained in magnetic media or other forms of computer storage), in McLaughlin’s possession or control that relate in any way to the Company’s business or McLaughlin’s employment with the Company, and (c) all other property relating to the employment of McLaughlin, including, without limitation, company credit cards, telephone cards, cellular telephone, office keys, desk keys, car keys and security passes.

ARTICLE 7

REVIEW AND UNDERSTANDING OF THIS AGREEMENT

MCLAUGHLIN HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND DOES SO WITH THE UNDERSTANDING THAT IT SUPERSEDES ALL PREVIOUS EMPLOYMENT, INVENTION, CONFIDENTIALITY AND SIMILAR AGREEMENTS BETWEEN HIM AND THE COMPANY.  MCLAUGHLIN HAS CAREFULLY READ AND CONSIDERED THE TERMS OF THIS AGREEMENT AND HAS HAD THE ASSISTANCE OF HIS OWN LEGAL COUNSEL IN CONNECTION WITH THE NEGOTIATION, PREPARATION, TAX CONSEQUENCES AND EXECUTION HEREOF.  MCLAUGHLIN HAS ASKED ANY QUESTIONS ABOUT THE PROVISIONS OF THIS AGREEMENT WHICH HE MIGHT HAVE HAD AND UNDERSTANDS THEIR IMPLICATIONS.  MCLAUGHLIN UNDERSTANDS, MOREOVER, THAT ANY CHANGES TO THIS AGREEMENT MUST BE IN WRITING.

ARTICLE 8
ARBITRATION

8.1           Any controversy, dispute or claim (“Claim”) whatsoever between McLaughlin on the one hand, and the Company, or any of its employees, officers, and agents (collectively “Company Parties”) on the other hand, shall be settled by binding arbitration at the request of either party.  The claims covered by this Agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination or harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except for claims for workers’ compensation or unemployment insurance benefits.  The Company and/or McLaughlin may also seek temporary, preliminary or permanent injunctive relief in a court of competent jurisdiction.

8.2           The parties shall agree on an arbitrator and, if no agreement is reached, either party may petition the Superior Court for the selection of an arbitrator.  The arbitrator shall apply California substantive law and the California Evidence Code to the proceeding unless otherwise agreed.  The demand for arbitration must be in writing and must be made by the aggrieved party within the applicable statute of limitations period. The arbitration shall take place in Los Angeles, California.  The parties shall be entitled to conduct reasonable discovery, including, without limitation, conducting depositions, propounding interrogatories, and requesting documents.  The arbitrator shall prepare in writing and provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based.

8.3           The decision of the arbitrator shall be binding and conclusive on the parties.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.

8.4           The fees for the arbitrator shall be paid equally by the Company and McLaughlin.  Each party shall bear its or his own fees and costs incurred in connection with the arbitration except for any attorneys’ fees or costs which are awarded to a party by the Arbitrator pursuant to a statute or contract which provides for recovery of such fees and/or costs from the other party.

8.5           Both the Company and McLaughlin understand and agree that by using arbitration to resolve any Claims between McLaughlin and the Company or any or all of the Company Parties, they are giving up any right that they may have to a judge or jury trial with regard to those Claims.  This agreement to arbitrate shall survive the termination of McLaughlin’s employment.

ARTICLE 9

GENERAL PROVISIONS

9.1           Notice.  All notices under this agreement may be mailed to the parties at the following respective addresses:

Company:              CompuMed, Inc.

5777 West Century Boulevard, Suite 1285

Los Angeles, California 90045

Attn: Robert Stuckelman

McLaughlin:         John G. McLaughlin

5777 West Century Boulevard, Suite 1285

Los Angeles, California 90045

Any notice required to be provided under this Agreement shall be in writing and delivered personally or deposited in the United States mail, certified with a return receipt requested, or registered mail, postage prepaid, addressed to the party to whom the notice is to be given.  Any party may change his or its mailing address by personally delivering or by serving written notice of such new address upon the other party in the same manner as provided for in this paragraph.

9.2           Integration.  This Agreement supersedes any and all other agreements, either oral or in writing between the parties hereto with respect to the employment of McLaughlin set forth herein and contains all of the covenants and agreements between the parties with respect thereto in any manner, whatsoever.  Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, orally or otherwise, has been made by any party, or anyone acting on behalf of any party, which is not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

9.3           Modifications.  Any modification to this Agreement will be effective only if it is in writing and signed by the party to be charged.

9.4           No Waiver.  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver or relinquishment of that right or power for all or any other times.

9.5           Severability.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

9.6           Successors and Assigns.  Because this Agreement has been entered into due to, among other things, the special skills of McLaughlin, McLaughlin shall not assign or transfer, in whole or in part, his rights or obligations under this Agreement without the prior written consent of the Company.

9.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the later date and year set forth below.

CompuMed, Inc.

Date: 11/2/02	By:	/s/Robert Stuckelman
Robert Stuckelman
Chairman of the Board

Date: 11/2/02	By:	/s/John G. McLaughlin
John G. McLaughlin

ARTICLE 10 Appendix A to Employment Agreement

Bonus Formula for paragraph 3.2

Bonus will be awarded to the CEO based upon results for the fiscal year as they are reported in the audited statement and 10K.  For FY 2003, ending September 30, 2003, results will be available by December 30, 2003, and bonus payment will be made on January 1, 2004.

Bonus will be based upon revenue, profit, stock price appreciation and fund raising as shown in the attached spreadsheet.

The sum of all four bonus components have a target of $75,000 for meeting plan and a cap of $150,000 for exceeding plan by 25%. There is no bonus in any category for failing to reach 85% of plan. Calculation of bonus for numbers between will be extrapolated using the right column of the spreadsheet.

Stock options provide a potential for an additional $100,000, or more, if the CEO is successful in moving the Company forward. The primary basis for bonus will be revenue and profit weighted 25% and 75%, respectively. The plan is that prepared under the direction of the CEO. The top lines of the spreadsheet show revenue and profit from this plan, and also show FY 2002 for comparison.

The company is short of cash, and cash erosion has continued during the CEO’s first four months. Therefore, in the interest of preserving cash, the target cash bonus is limited, but is enhanced with stock options. Employee options for 100,000 shares of stock were awarded to the CEO on June 14, 2002.  These are exercisable at $.25, the closing price that day. Employee options for an additional 50,000 shares will be awarded on the day this appendix is signed by both parties. The exercise price will be the closing price that day. The recent stock price average has been $.125.

We mutually agree to this bonus plan as Appendix A to the Employment Agreement.

COMPUMED, INC.

By:	/s/John G. McLaughlin	11/2/02	By:	/s/ Robert Stuckelman	11/2/02
John G. McLaughlin		date	Robert Stuckelman		date
Chairman of the Board

Revenue Bonus

% of Plan	Revenue $	Bonus $	Bonus$/ Rev $K
85%	$2,694,500	0
			26
100%	$3,170,000	12,500
			16
125%	$3,962,500	25,000

Profit Bonus

% of Plan	Profit $	Bonus $	Bonus$/ Profit $K
85%	$277,100	0
			767
100%	$326,000	37,500
			460
125%	$407,500	75,000

Stock Price Appreciation Avg for September 03

	% Increase	Stock Price	Bonus	Bonus$/ .01Stock Price
Price 6/14/02	0%	$0.25	0
				400
	100%	$0.50	10,000
				200
	300%	$1.00	20,000

Fund Raising

Money Raised	Bonus $	Bonus$/ $K Raised
0	0
		5
$1,000,000	5,000
		5
$3,000,000	15,000
		5
$6,000,000	30,000

Total Bonus

% of Plan	Bonus
85%	0

100%	75,000

150%	150,000